Exhibit 99.1

 Global Cash Access Announces Second Quarter 2006 Financial Results;
   Revenue of $133.6 Million and Adjusted Diluted Cash EPS of $0.16

    LAS VEGAS--(BUSINESS WIRE)--Aug. 3, 2006--Global Cash Access
Holdings, Inc. (NYSE:GCA) ("GCA" or the "Company") today announced financial results for the quarter ended June 30, 2006.

    Statement about Accounting Terms

    In order to enhance investor understanding of the underlying trends in our business and to provide for better comparability between periods in different years, the Company is providing adjusted results on a supplemental basis. Adjusted results in the second quarter of 2006 exclude:

    --  $2.4 million of stock-based compensation expense;

    -- $0.7 million of expenses associated with the secondary offering of common stock completed in May 2006; and

    -- $0.2 million in settlement of a lawsuit with a former customer.

    In addition, the Company uses certain non-GAAP measures of financial performance. Reconciliations between GAAP measures and non-GAAP measures and between actual results and adjusted results are provided at the end of this press release.

    Summary Non-GAAP Results

    For the quarter ended June 30, 2006, revenues were $133.6 million, an increase of 18.8% over the $112.5 million in revenues recorded in the same quarter last year. Adjusted Net Income was $8.6 million in Q2 2006, an increase of 28.8% over net income of $6.6 million in Q2 2005. Adjusted Cash Earnings, which reflect the amortization of the acquired goodwill realized in the Company's 2004 recapitalization transactions, were $12.9 million in Q2 2006 as compared to $10.6 million in Q2 2005, an increase of 21.5%. Adjusted Cash Earnings per diluted share were $0.16 in Q2 2006 as compared to $0.15 in Q2 2005. Adjusted EBITDA was $25.9 million in Q2 2006, an increase of 7.1% from EBITDA of $24.2 million in the same period in 2005. Adjusted figures in Q2 2006 exclude $2.4 million of non-cash compensation expense ($1.5 million after taxes), $0.7 million of secondary offering expenses ($0.7 million after taxes) and $0.2 million of lawsuit settlement expenses ($0.1 million after taxes).
    "The second quarter of 2006 showed growth that was even better than we saw in the first quarter," commented Kirk Sanford, President and Chief Executive Officer of GCA. "At the same time, we made significant progress on our new initiatives. Our redemption kiosk platform is getting good traction, our EDITH kiosk was approved by GLI, and we launched our exciting new Arriva Card program. All these initiatives should continue to distinguish GCA as the product leader in cash access for gaming enterprises."

    Recent Highlights

    -- Recorded revenue of $133.6 million, the highest quarterly total ever recorded by the Company.

    --  Significant increases in key metrics:

        --  Same store surcharge revenue up 12.4%

        --  Cash advance dollars disbursed up 19.9%

        --  ATM transaction volume up 15.4%.

    -- 3-in-1 Enabled QuickJack(TM) Plus Redemption Kiosk installations reached 154 as of June 30, 2006.

    -- Signed contracts with major new customers Sycuan Resort and Casino and Thunder Valley Casino.

    --  Received approval for EDITH from Gaming Laboratories
        International ("GLI").

    -- Put $9.3 billion in cash into the hands of gaming patrons in the first half of 2006.

    GAAP Results

    For the second quarter of 2006, total revenues were $133.6 million, an increase of 18.8% over the second quarter of 2005. Operating Income (including non-cash compensation expense) in the 2006 quarter was $20.2 million, a decrease of 3.5% from the same period in 2005. Net income in the 2006 quarter was $6.3 million, down from $6.6 million in the second quarter of 2005. Diluted earnings per share were $0.08 in the second quarter of 2006 as compared to $0.09 in the second quarter of 2005.
    For the first half of 2006, total revenues were $263.4 million, an increase of 18.6% over the first half of 2005. Operating Income (including non-cash compensation expense) in the 2006 first half was $40.8 million, a decrease of 4.6% from the same period in 2005. Net income in the first half of 2006 was $13.2 million, down from $14.0 million in the first half of 2005. Diluted earnings per share were $0.16 in the first half of 2006 as compared to $0.20 in the first half of 2005.

    Second Quarter Results of Operations

    Total revenues increased 18.8% from $112.5 million in the second quarter of 2005 to $133.6 million in the second quarter of 2006. Same store revenues for Cash Advance and ATM surcharge increased 12.4%.
    The following is a comparison of selected revenue components for the second quarter of 2006 to the same period in 2005:

    -- Cash advance revenues were up 19.3%, from $57.9 million to $69.1 million. Cash disbursed increased 19.9%, from $1.15 billion to $1.38 billion. The number of transactions increased 11.7%, from 2.3 million to 2.5 million. The average transaction amount increased from $503.85 to $540.94. The average fee declined from 5.05% to 5.03%. Average revenue per transaction increased 6.9% from $25.43 to $27.18.

    -- ATM revenues increased 20.7%, from $45.2 million to $54.6 million. The number of transactions increased 15.4% from 14.7 million to 17.0 million. Cash disbursed was $3.01 billion compared to $2.45 billion, an increase of 22.7%. Average revenue per transaction increased 4.9% from $3.07 to $3.22.

    -- Check services revenues were $7.5 million, an increase of 10.8%. The face amount of checks warranted increased by 21.0%, from $280.1 million to $339.0 million. The number of check warranty transactions grew 8.2%, from 1.19 million to 1.29 million. The average face amount per check warranted grew from $235.65 to $263.51, an increase of 11.8%. The average check warranty fee declined from 2.27% to 2.11%. Average check warranty revenue per transaction increased 3.9% from $5.35 to $5.56.

    -- Central Credit and other revenues declined 7.3%, from $2.6 million to $2.4 million.

    Cost of revenues increased 24.1% in the quarter to $94.3 million from $76.0 million in the second quarter of 2005. Commissions, the largest component of cost of revenues, increased 26.2%. Interchange increased 20.9%, driven by the increase in cash advance volumes.
    Gross margin (excluding depreciation and amortization) was 29.4% in the second quarter of 2006 as compared to 32.4% in the second quarter of 2005 and 29.6% in the first quarter of 2006.
    Operating expenses increased 35.4% from $12.3 million in the second quarter of 2005 to $16.6 million in the current quarter. Operating expenses excluding non-cash compensation expense, secondary offering expenses and settlement expenses were $13.4 million in the current quarter, an increase of 8.9%. Operating expenses (excluding the items just listed, where applicable) were essentially unchanged from the first quarter of 2006. Operating expenses in Q2 2006 included approximately $0.5 million in start-up expenses related to Arriva.
    Depreciation and amortization expense declined 24.6% from $3.2 million in the second quarter of 2005 to $2.4 million in the second quarter of 2006.
    Interest income was $868 thousand in Q2 2006, an increase of 379.6% from the comparable 2005 period.
    Interest expense in the second quarter of 2006 was $10.7 million as compared to $10.8 million in the second quarter of 2005. Interest expense on the Company's borrowings declined $1.9 million due to the lower level of outstanding indebtedness in the second quarter of 2006, offset by higher interest rates on the floating rate portion of that indebtedness. Interest expense on the Company's ATM funds increased 78.3% from $2.2 million in Q2 2005 to $4.0 million in Q2 2006, due primarily to increases in the LIBOR rate on which those funds are priced.
    Income tax expense in the second quarter of 2006 was $4.2 million as compared to $3.7 million in the comparable quarter of 2005. The Company's provision in the second quarter of 2006 is based on an expected effective rate for all of 2006 of 37.9%. The increase in expected effective tax rate for the year from the prior quarter estimate is principally a result of the non-deductibility of the secondary offering expenses.

    Balance Sheet

    At June 30, 2006, the Company had cash and cash equivalents of $58.6 million. Settlement receivables were $24.9 million and settlement liabilities were $26.8 million.
    Total borrowings at June 30, 2006 were $316.8 million, consisting of $164.0 million of borrowings under the Company's senior secured credit facilities and $152.8 million face amount of 8 3/4% senior subordinated notes. During the second quarter of 2006, the Company made a $2.3 million mandatory repayment on the term loan component of its senior secured credit facilities.
    The Company made investments in property, equipment and software of $8.0 million and $0.7 million during the three months ended June 30, 2006 and 2005, respectively. Investments in the 2006 period include ATM and other casino floor equipment as well as purchases of computer and communications hardware and software.

    Financial Guidance

    For fiscal 2006, the Company currently expects revenues in a range of $530 million to $540 million and Adjusted Diluted Cash Earnings per Share in a range of $0.62 to $0.64. Revisions from the previously issued guidance of $0.64 - $0.66 are due to 1) anticipated losses from the launch of the Arriva Card ($0.01 per share) and 2) a revision in the forecast of gross margin (excluding depreciation and amortization) for the second half of the year from 30.0% to 29.5% ($0.01 per share). The Company currently expects Q3 2006 revenue to be in a range of $137 million to $139 million and Adjusted Diluted Cash Earnings per Share in a range of $0.15 to $0.16.
    Excluded from the Adjusted Diluted Cash Earnings per Share figures presented above are anticipated non-cash stock compensation expenses of $9.0 million for the full year and $2.3 million for the third quarter.
    This financial guidance is given as of the date hereof and is based on factors and circumstances known to the Company at this time. Such factors and circumstances may change, and such changes may have an impact on the Company's financial outlook. The Company is under no obligation to update its financial guidance.

    Non-GAAP Financial Information

    None of EBITDA, Adjusted EBITDA, Adjusted Net Income or Adjusted Cash Earnings is a measure of financial performance under United States generally accepted accounting principles ("GAAP"). Accordingly, none of them should be considered a substitute for net income, operating income or other income or cash flow data prepared in accordance with GAAP. The Company believes that EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Cash Earnings are widely-referenced financial measures in the financial markets. In addition, the Company has identified certain adjustments to its financial results that address income or expenses that the Company believes are unusual or non-recurring in nature. The Company believes that referencing EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Cash Earnings and identifying unusual or non-recurring items is helpful to investors. Reconciliations between GAAP and non-GAAP measures and between actual and adjusted financial results are presented elsewhere in this press release.

    Cautionary Note Regarding Forward-Looking Statements

    This press release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Words such as "going forward," "believes," "intends," "expects," "forecasts," "anticipate," "plan," "seek," "estimate" and similar expressions also identify forward-looking statements. Forward-looking statements in this press release include, without limitation all of the assumptions and forecasts given in the section of this release entitled "Financial Guidance."
    Our beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future, including without limitation those concerning expected operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to:

    -- our failure to correctly predict increases in revenue due to inaccuracies in our assumptions, our inability to execute on business opportunities or other reasons;

    -- our failure to correctly predict future gross margins and operating expenses due to inaccuracies in our assumptions, our inability to control expenses or other reasons;

    -- our failure to correctly anticipate our capital spending in 2006, which would affect the level of depreciation expense and the level of cash available for debt repayment;

    -- our failure to anticipate other uses of our cash which could prevent us from repaying debt as anticipated;

    -- our inability to correctly predict the future levels of interest rates;

    -- changes in income tax rates in the jurisdictions in which we operate;

    -- challenges by the Internal Revenue Service to the tax step-ups that contribute to the bulk of our deferred tax asset;

    -- and unanticipated changes in the amount of our diluted common shares outstanding.

    The forward-looking statements in this press release are subject to additional risks and uncertainties set forth under the heading "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our filings with the Securities and Exchange Commission, including, without limitation, our registration statement on Form S-1 (No. 333-133996), our Annual Report filed on Form 10-K (No. 001-32622) and our quarterly reports on Form 10-Q, and are based on information available to us on the date hereof. We do not intend, and assume no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

    About Global Cash Access Holdings, Inc.

    Las Vegas-based Global Cash Access Holdings, Inc. is a holding company whose principal asset is the stock of Global Cash Access, Inc., a leading provider of cash access systems and related marketing services to the gaming industry. For more information, please visit the Company's Web site at www.globalcashaccess.com.


          GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (amounts in thousands, except per share)
                             (unaudited)

                              Three Months Ended    Six Months Ended
                                  June 30,             June 30,
                              ------------------  --------------------
                                2006      2005       2006       2005
                              --------  --------  ---------  ---------
REVENUES:
 Cash advance                $ 69,143  $ 57,933  $ 136,198  $ 114,710
 ATM                           54,586    45,217    107,746     88,989
 Check services                 7,459     6,734     14,703     13,043
 Central Credit and other
  revenues                      2,388     2,576      4,764      5,383
                              --------  --------  ---------  ---------

       Total revenues         133,576   112,460    263,411    222,125

 Cost of revenues             (94,292)  (75,987)  (185,643)  (148,452)
 Operating expenses           (16,636)  (12,288)   (31,926)   (24,301)
 Amortization                  (1,384)   (1,295)    (2,886)    (2,659)
 Depreciation                  (1,050)   (1,932)    (2,115)    (3,884)
                              --------  --------  ---------  ---------

OPERATING INCOME               20,214    20,958     40,841     42,829
                              --------  --------  ---------  ---------

INTEREST INCOME (EXPENSE), NET
 Interest income                  868       181      1,424        633
 Interest expense             (10,701)  (10,828)   (20,949)   (21,760)
                              --------  --------  ---------  ---------

       Total interest income
        (expense), net         (9,833)  (10,647)   (19,525)   (21,127)
                              --------  --------  ---------  ---------


INCOME BEFORE INCOME TAX
 PROVISION AND MINORITY
 OWNERSHIP LOSS                10,381    10,311     21,316     21,702

INCOME TAX PROVISION           (4,140)   (3,712)    (8,147)    (7,813)
                              --------  --------  ---------  ---------

INCOME BEFORE MINORITY
 OWNERSHIP LOSS                 6,241     6,599     13,169     13,889

MINORITY OWNERSHIP LOSS, net
 of tax                            38        44         74         94
                              --------  --------  ---------  ---------

NET INCOME                   $  6,279  $  6,643  $  13,243  $  13,983
                              ========  ========  =========  =========


Earnings per share
  Basic                      $   0.08  $   0.21  $    0.16  $    0.43
                              ========  ========  =========  =========
  Diluted                    $   0.08  $   0.09  $    0.16  $    0.20
                              ========  ========  =========  =========

Weighted average number of
 common shares outstanding
  Basic                        81,619    32,175     81,588     32,175
  Diluted                      82,230    71,699     81,965     71,699


          GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES
   Reconciliation of Adjusted Cash Earnings and Adjusted Net Income
      to Net Income, and Adjusted EBITDA and EBITDA to Net Income
                        (amounts in thousands)
                             (unaudited)

                                Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                                ------------------  ------------------
                                  2006      2005      2006      2005
                                --------  --------  --------  --------
Adjusted EBITDA                $ 25,900  $ 24,185  $ 50,165  $ 49,372

Minus:
 Non-cash compensation
  expense                        (2,362)        -    (4,323)        -
 Secondary offering costs          (690)        -      (690)        -
 Litigation settlement costs       (200)        -      (200)        -

                                --------  --------  -------   --------
EBITDA                         $ 22,648  $ 24,185  $ 45,842  $ 49,372
                                ========  ========  ========  ========

Minus:
 Depreciation                    (1,384)   (1,295)   (2,886)   (2,659)
 Amortization                    (1,050)   (1,932)   (2,115)   (3,884)
 Interest expense               (10,701)  (10,828)  (20,949)  (21,760)
 Income tax provision            (4,140)   (3,712)   (8,147)   (7,813)

Plus:
 Interest income                    868       181     1,424       633
 Minority ownership loss, net
  of tax                             38        44        74        94

                                --------  --------  --------  --------
Net Income                     $  6,279  $  6,643  $ 13,243  $ 13,983
                                ========  ========  ========  ========

Plus:
 Non-cash compensation
  expense, net of tax             1,466         -     2,684         -
 Secondary offering costs,
  net of tax                        690                690
 Litigation settlement costs,
  net of tax                        124                124

                                --------  --------  --------  --------
Adjusted Net Income            $  8,559  $  6,643  $ 16,741  $ 13,983
                                ========  ========  ========  ========

Plus:
 Deferred tax amortization
  related to acquired
  goodwill                        4,336     3,972     8,672     3,972

                                --------  --------  --------  --------
Adjusted Cash Earnings         $ 12,895  $ 10,615  $ 25,413  $ 17,955
                                ========  ========  ========  ========

Weighted average number of
 common shares outstanding
  Basic                          81,619    32,175    81,588    32,175
  Diluted                        82,230    71,699    81,965    71,699

Adjusted Cash Earnings per Share
  Diluted                          0.16      0.15      0.31      0.25

    CONTACT: Global Cash Access Holdings, Inc.
             Harry Hagerty, 702-262-5003 (Investor Contact) or
             Katcher Vaughn & Bailey Communications
             Mary Beth Davis, 615-248-8202 (Media Contact)